Exhibit (d)(5)

COLLATERAL ANNEX

to the Prepaid Share Forward Transaction

dated August 28, 2009 between

Armor TPG Holdings LLC	and	Armstrong World Industries, Inc. Asbestos Personal Injury Settlement Trust

(“TPG”)		(“Counterparty”)

The parties have entered into the above-referenced prepaid share forward transaction (the “Transaction”), as evidenced by a confirmation (the “Transaction Confirmation”). This Annex supplements, forms part of, and is subject to, the ISDA 2002 Master Agreement (the “Agreement”) governing the Transaction, is part of the Agreement’s Schedule and is a Credit Support Document under the Agreement with respect to Counterparty.

Accordingly, the parties agree as follows:—

Paragraph 1. Definitions and Inconsistency

Capitalized terms not otherwise defined herein or elsewhere in the Agreement have the meanings specified in Paragraph 9 hereof, and all references in this Annex to Paragraphs are to Paragraphs of this Annex. In the event of any inconsistency between this Annex and the other provisions of this Schedule, this Annex will prevail.

Paragraph 2. Initial Transfer and Security Interest

(a) Initial Transfer. On or before the Trade Date of the Transaction, Counterparty shall Transfer to TPG a number of Shares equal to the Number of Shares (as defined in the Transaction Confirmation) (the “Pledged Shares”).

(b) Security Interest. Counterparty hereby pledges to TPG as security for Counterparty’s Obligations, and grants to TPG a first priority continuing security interest in, lien on and right of setoff against:

(i) the Pledged Shares and the Pledged Securities representing the Pledged Shares;

(ii) all dividends, cash, interest, principal payments, instruments, securities, security entitlements and other income or property from time to time received, receivable, converted from, derived from or otherwise distributed in respect of or in exchange for any and all of the Pledged Shares and other Collateral (each of the foregoing, a “Distribution”);

(iii) all other rights and privileges relating to the property described in clause (i) and (ii) above; and

(iv) all cash and non-cash proceeds of any and all of the foregoing (clauses (i) through (iv), collectively, the “Collateral”).

(c) Security Agreement. The security interest and lien in favor of TPG granted under Paragraph 2(b) shall not subject TPG to, or transfer or in any way affect or modify, any obligation or liability of Counterparty with respect to any of the Collateral or any transaction in connection therewith.

Paragraph 3. Regarding Collateral

(a) Care of Collateral; Custodians; Use of Collateral.

(i) Without limiting TPG’s rights under this Paragraph 3(a), TPG will exercise reasonable care to assure the safe custody of all Collateral to the extent required by applicable law, and in any event TPG will be deemed to have exercised reasonable care if it exercises at least the same degree of care as it would exercise with respect to its own property. Except as specified in the preceding sentence, TPG will have no duty with respect to Collateral, including, without limitation, any duty to collect any distributions thereon or enforce or preserve any rights pertaining thereto.

(ii) TPG will be entitled to hold Collateral or to appoint an agent (a “Custodian”) to hold Collateral for it. Upon notice by TPG to Counterparty of the appointment of a Custodian, Counterparty’s obligations to make any Transfer will be discharged by making the Transfer to that Custodian. The holding of Collateral by a Custodian will be deemed to be the holding of that Collateral by TPG. TPG will not be liable for the acts or omissions of its Custodian if TPG selects the Custodian in good faith and with due care.

(iii) Unless and until (a) an Event of Default with respect to Counterparty has occurred and is continuing or (b) an Early Termination Date has occurred or been designated as the result of an Event of Default or Termination Event with respect to Counterparty, TPG will not have the right to sell, pledge, rehypothecate, assign, invest, use, commingle or otherwise dispose of, or otherwise use in its business any Collateral it holds in the form of Shares and Counterparty shall retain all voting rights with respect to such Shares.

(iv) Counterparty will promptly give to TPG copies of any notices or other communications received by Counterparty with respect to the Collateral registered in the name of Counterparty, and TPG will promptly give to Counterparty copies of any notices or other communications received by TPG with respect to the Collateral registered in the name of TPG, its Custodian or a nominee for either.

(b) Distributions. If Counterparty becomes entitled to receive or receives (A) any stock or other certificate (including, without limitation, any certificate representing a stock dividend or a distribution in connection with any reclassification, increase or reduction of capital or issued in connection with any reorganization), option or rights, whether as an addition to, in substitution of, or in exchange for, any instruments issued under or in respect of Collateral or any options or rights in respect of Collateral, (B) any sums paid on or in respect of Collateral on the liquidation or dissolution of the issuer thereof, or (C) any cash dividends or any other distribution made on or in respect of Collateral or any property distributed on or with respect thereto, Counterparty shall accept the same as agent for TPG, shall hold the same in trust on behalf of and for the benefit of TPG as additional collateral security for the Obligations, and shall Transfer the same forthwith to TPG in the exact form received (or, if received directly by TPG, the same shall be retained by TPG), to be held by TPG, subject to the terms hereof, as Collateral. Notwithstanding the foregoing, if Counterparty has an obligation to make a payment or delivery to TPG in respect of an event described in clauses (A) through (C) above, Counterparty authorizes and directs TPG to apply the property Transferred by Counterparty to TPG as described in the previous sentence to such payment or delivery obligation.

(c) Deposit into Clearance System. If so requested by Counterparty, TPG agrees to cooperate in good faith, subject to such terms and conditions as TPG deems appropriate, in Counterparty’s efforts to have the Shares pledged hereunder deposited into the Clearance System.

(d) Settlement of Transaction. Unless Counterparty satisfies its obligations under the Transaction through delivery of other property, Counterparty hereby authorizes TPG and TPG agrees to use all reasonable efforts, on the applicable settlement date, to apply Collateral in the same form as Counterparty’s obligations to satisfy Counterparty’s delivery obligations under the Transaction if Physical Settlement applies pursuant to the terms of the Transaction.

Paragraph 4. Representations, Warranties and Agreements regarding Collateral

(a) Representations and Warranties. Counterparty represents and warrants, as of the Trade Date of the Transaction and as of each date Collateral is Transferred by Counterparty to, or otherwise received by, TPG (after giving effect to such Transfer or receipt), that:

(i) Counterparty has full power, authority and legal right to pledge the Collateral hereunder. Counterparty is the sole owner of all Collateral, subject to no Encumbrance other than the security interest and lien in favor of TPG granted under Paragraph 2(b).

(ii) No consent, approval, authorization or other order of, or filing with, any person or entity, governmental or otherwise, is required by or in respect of Counterparty for the grant of the security interest and lien in favor of TPG under Paragraph 2(b) or for the authorization by Counterparty of the exercise by TPG of the rights and remedies provided for in this Annex, except as may be required under applicable securities laws for a public sale of the Pledged Shares.

(iii) This Annex creates a valid and enforceable security interest in the Collateral and, upon the Transfer of the Collateral to TPG, TPG will have a perfected first priority security interest in the Collateral.

(iv) The performance by Counterparty of Counterparty’s obligations under this Annex will not result in the creation of any security interest, lien or other Encumbrance on any Collateral other than the security interest and lien in favor of TPG granted under Paragraph 2(b).

(v) None of Counterparty’s entry into, and consummation of, the Transaction or this Annex, or TPG’s exercise of any of its rights and remedies with respect to the Transaction and this Annex, will violate or conflict with the terms of any agreement made by or applicable to Counterparty (including, without limitation, any merger agreement, stock purchase agreement, shareholders’ agreement, voting trust agreement, underwriter’s agreement, lock-up agreement, or right of first refusal), or, assuming compliance with all applicable securities laws, will violate or conflict with any law, rule, provision, policy or order applicable to Counterparty or the Collateral.

(b) Agreements. Counterparty agrees at all times that:

(i) Counterparty will not, without the prior written consent of TPG, sell, assign, transfer, exchange, or otherwise dispose of, or grant any option with respect to, the Collateral.

(ii) Counterparty will not create, incur or permit to exist any security interest, lien or other Encumbrance with respect to any of the Collateral, or any interest therein, or any proceeds thereof, except for the security interest and lien in favor of TPG granted under Paragraph 2(b) and the other rights in favor of TPG provided for by this Annex.

Paragraph 5. Securities Representations, Warranties and Agreements

Counterparty hereby represents, warrants and agrees in favor of TPG on the Trade Date of the Transaction and on each date Shares pledged hereunder are Transferred by Counterparty to, or otherwise received by, TPG that:

(a) The Shares pledged hereunder are “restricted securities” within the meaning of Rule 144 and are subject to restrictions on transfer under federal and state securities laws and regulations, restrictions on transfer imposed by the Shareholders’ Agreement (as defined in the Transaction Confirmation) and any Encumbrances created or permitted by TPG.

(b) Counterparty’s “holding period” for the Shares pledged hereunder, determined in accordance with Rule 144(d), commenced more than one year prior to the Trade Date. The pledge of the Shares constitutes a bona fide pledge with full recourse to Counterparty.

(c) Until the Transaction Termination Date, Counterparty will not, nor will Counterparty permit any Associated Person to, without TPG’s prior written consent (i) sell, pledge or otherwise dispose of any shares issued by the Issuer that are of the same class as the Shares or any securities issued by the Issuer that are convertible into shares of such class or any interest in such shares or securities or (ii) act in concert with any person in connection with the sale, pledge or other disposition of any such shares or securities or any interest therein, in each case to the extent such sale, pledge or other disposition may be aggregated pursuant to Rule 144 with any disposition of the Shares pledged hereunder by TPG.

Paragraph 6. Certain Rights and Remedies

(a) TPG’s Rights and Remedies.

(i) If (A) an Event of Default with respect to Counterparty has occurred and is continuing or (B) an Early Termination Date has occurred or been designated as the result of an Event of Default or Termination Event with respect to Counterparty and Counterparty has not satisfied in full all of its Obligations that are then due (taking into account any Physical Settlement election pursuant to “Early Unwind Settlement Election” under the Transaction Confirmation), then TPG shall be entitled forthwith at its election, (1) to sell in one or more sales the whole or any part of the Collateral or otherwise to transfer or assign the same, applying the proceeds therefrom to the payment of the Obligations in such order as TPG may elect, (2) to set off any amounts payable by Counterparty with respect to any Obligations against any Collateral held by TPG or the Cash equivalent of any Collateral (or any obligation of TPG to deliver any Collateral to Counterparty) and (3) otherwise to act with respect to the Collateral or the proceeds thereof as though TPG were the outright owner thereof. In addition to the rights and remedies granted to it in this Agreement, including this Annex, TPG shall have all the rights and remedies of a secured party under the Uniform Commercial Code (whether or not in effect in the jurisdiction where such rights are exercised).

(ii) Counterparty acknowledges and agrees that the Collateral may decline speedily in value and is of a type customarily sold on a recognized market and, therefore, that TPG is not required to send any notice of its intention to sell or otherwise dispose of the Collateral hereunder, except any notice that is required under applicable law and cannot be waived (in which case Counterparty agrees that ten days’ prior written notice shall be commercially reasonable). Any public or private sale may be either for cash or upon credit or for future delivery at such price as TPG may deem fair, and, to the extent permitted by applicable law, TPG may be the purchaser of the whole or any part of the Collateral so sold and the purchaser shall hold the same thereafter in its own right free from any claim of Counterparty or any right or equity of redemption, which right or equity is hereby waived and released. TPG reserves the right to reject any and all bids at any sale which, in its sole discretion, it shall deem inadequate.

(iii) Notwithstanding anything to the contrary herein, TPG may, in its sole and absolute discretion (subject only to applicable requirements of law and the other requirements of this Paragraph 6), sell all or any of the Collateral by private sale in such manner and under such circumstances as TPG may deem necessary or advisable and notwithstanding that a registration statement for all or any of such Collateral could be or shall have been filed or is not required under the Securities Act. Without limitation on the foregoing, TPG may approach and negotiate with a single possible purchaser to effect such sale and/or require that any such sale be subject to restrictions as to (A) the financial sophistication and ability of any person permitted to bid or purchase at such sale, (B) the content of legends to be placed upon any certificates representing the Shares sold in such sale, including restrictions on the future transfer thereof, (C) the representations to be made by each person bidding or purchasing at such sale relating to that person’s access to financial information about Counterparty, the Issuer or TPG, and such person’s intentions as to the holding of the Shares so sold for investment, for its own account, and not with a view to the distribution thereof, and (D) such other matters as TPG may deem necessary or advisable in order that such sale, notwithstanding any failure so to register, may be effected in compliance with the Uniform Commercial Code as in effect in any relevant jurisdiction and other laws affecting the enforcement of creditors’ rights, the Securities Act and all applicable state securities laws.

(iv) If TPG shall determine to exercise its right to sell or cause the sale of any and all of the Collateral pursuant to this Paragraph 6, Counterparty will do or cause to be done all such other acts and things as may be reasonably necessary or advisable to make such sale or sales of any portion or all of the Collateral valid and binding and in compliance with any and all applicable laws and regulations.

(v) Counterparty acknowledges that: (A) any sale in accordance with this Paragraph 6 shall be deemed to have been held in a commercially reasonable manner; (B) TPG shall incur no responsibility or liability for selling all or any of the Collateral under this Paragraph 6 at a price which TPG may deem reasonable under the circumstances; and (C) any sale of all or any of the Collateral which has not been registered as aforesaid may be for a price less than that which might have been obtained had the offer and sale of the Collateral been registered.

(b) Deficiencies and Excess Proceeds. TPG will return to Counterparty any proceeds and Collateral remaining after liquidation, set off and/or application under Paragraph 6(a) after satisfaction in full of all amounts payable by Counterparty with respect to any Obligations; Counterparty in all events will remain liable for any amounts remaining unpaid after any liquidation, set off and/or application under Paragraph 6(a).

(c) Final Returns. When no amounts are or thereafter may become payable by Counterparty with respect to any Obligations (except for any potential liability under Section 2(d) of this Agreement), TPG will return to Counterparty all Collateral, if any.

Paragraph 7. Expenses. Counterparty agrees that Counterparty will forthwith upon demand pay to TPG the amount of all costs and expenses of TPG (including, without limitation, reasonable fees and disbursements of counsel and other agents), which TPG may incur in connection with (i) the enforcement of this Annex, including such expenses as are incurred to preserve the value of the Collateral and the validity, perfection, rank and value of the security interest in favor of TPG as provided herein, (ii) the collection, sale or other disposition of any of the Collateral, (iii) the exercise by TPG of any of the remedies conferred upon it hereunder or (iv) any Event of Default, Termination Event or Early Termination Date unless Physical Settlement (as defined in the Transaction Confirmation) applies to the Transaction in respect of such Event of Default, Termination Event or Early Termination Date and Counterparty has satisfied its obligations under the Transaction. Counterparty shall, to the extent permitted under applicable law, be obligated to pay interest (before as well as after judgment) on any such amount not paid on demand for the period from (and including) the original date of demand to (but excluding) the date of actual payment, at the Default Rate. Such interest will be calculated on the basis of daily compounding and the actual number of days elapsed.

Paragraph 8. Miscellaneous

(a) Further Assurances. Promptly following a demand made by TPG, Counterparty will, at Counterparty’s expense, execute, deliver, file and record any financing statement, specific assignment or other document and take any other action that may be necessary or desirable and reasonably requested by TPG to create, preserve, perfect, maintain the first priority of or validate any security interest or lien granted under Paragraph 2(b) or to enable TPG to exercise or enforce its rights under this Annex with respect to Collateral.

(b) Attorney-in-fact. Counterparty hereby irrevocably appoints TPG as Counterparty’s attorney-in-fact, with full authority in the place and stead of Counterparty and in the name of Counterparty or otherwise, to take any action and execute any instrument which TPG may deem necessary or advisable to accomplish the purposes of this Annex (and such appointment as attorney-in-fact, being coupled with an interest, shall be irrevocable). Counterparty agrees that if Counterparty fails to perform any agreement herein, TPG may, in its sole discretion and at Counterparty’s expense, perform or cause the performance of such agreement.

(c) Further Protection. Counterparty will promptly give notice to TPG of, and (i) defend against (if related to Counterparty’s acts or omissions in connection with the Agreement, the Transaction or this Annex being unauthorized or breaching any third party rights) or (ii) cooperate in the defense of without any expense to Counterparty (in any other case), any suit, action, proceeding or Encumbrance that involves the Collateral or that could adversely affect the security interest and lien in favor of TPG granted under Paragraph 2(b).

(d) Demands and Notices. All demands and notices made by a party under this Annex will be made as specified in the notices section of the Transaction Confirmation.

(e) U.S. Tax Treatment. Each of TPG and Counterparty agrees that, solely for U.S. federal, state and local income tax purposes, (i) notwithstanding anything to the contrary contained herein, TPG shall be treated as the beneficial owner of the Pledged Shares, (ii) TPG will provide Counterparty with a completed Form W-9 and any other documentation reasonably requested in writing by Counterparty to allow Counterparty to make dividend payments to TPG, and (iii) it and its affiliates will report consistently with the foregoing characterization for all U.S. federal, state and local income tax purposes.

Paragraph 9. Definitions

As used in this Annex:—

“Associated Person” means a “person” associated with Counterparty within the meaning of paragraph (a)(2) of Rule 144.

“Cash” means the lawful currency of the United States of America.

“Clearance System” has the meaning specified in the Transaction Confirmation.

“Collateral” has the meaning specified in Paragraph 2(b).

“Custodian” has the meaning specified in Paragraph 3(a)(ii).

“Encumbrance” means any pledge, hypothecation, assignment, lien, restriction (other than any restriction identified in Paragraph 5(a)), charge, claim, security interest, option, preference, priority or other preferential arrangement of any kind or nature whatsoever.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Issuer” has the meaning specified in the Transaction Confirmation.

“Obligations” means all present and future obligations of Counterparty under this Agreement, including, but without limitation, under the Transaction Confirmation.

“Pledged Shares” has the meaning specified in Paragraph 2(a).

“Pledged Securities” means any stock certificates or other securities now or hereafter included in the Pledged Shares, including all certificates, instruments or other documents representing or evidencing any Pledged Shares.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” has the meaning specified in the Transaction Confirmation.

“Trade Date” has the meaning specified in the Transaction Confirmation.

“Transaction” has the meaning specified in the initial provision of this Annex.

“Transaction Confirmation” has the meaning specified in the initial provision of this Annex.

“Transaction Termination Date” means the date all payment and performance obligations of Counterparty, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising under or in connection with the Transaction have been fully performed.

“Transfer” means, with respect to any Collateral, and in accordance with the instructions of TPG, as applicable:

(a) in the case of Cash, payment or delivery by wire transfer into one or more bank accounts specified by TPG;

(b) in the case of certificated securities that cannot be paid or delivered by book-entry, payment or delivery in appropriate physical form to TPG or its account accompanied by any duly executed instruments of transfer, assignments in blank, transfer tax stamps and any other documents necessary to constitute a legally valid transfer to TPG; and

(c) in the case of securities that can be paid or delivered by book-entry, the giving of written instructions to the relevant securities intermediary specified by TPG, together with a written copy thereof to TPG, that results in the crediting of the securities to the securities account specified by TPG.

Please confirm your agreement to the terms of this Annex by signing below.

ARMOR TPG HOLDINGS LLC		ARMSTRONG WORLD INDUSTRIES, INC. ASBESTOS PERSONAL INJURY SETTLEMENT TRUST

By:	/s/ Clive D. Bode	By:	/s/ Harry Huge
	Name: Clive D. Bode		Name: Harry Huge
	Title: Vice President		Title: Managing Trustee

		By:	/s/ Anne M. Ferazzi
Name: Anne M. Ferazzi
Title: Trustee

		By:	/s/ Richard Neville
Name: Richard Neville
Title: Trustee